Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Completes Merger with Charter Bankshares, Inc.

GREEN BAY, WI, August 30, 2022 – Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) completed its merger with Charter Bankshares, Inc., (“Charter”), as a result of which, Charter merged with and into Nicolet, with Nicolet being the surviving corporation. Immediately following the merger, Charter’s wholly owned bank subsidiary, Charter Bank, was merged with and into Nicolet National Bank.

Based on initial financial data, the addition of Charter added approximately $1.1 billion in assets to increase Nicolet’s total assets to approximately $8.5 billion. Total loans of the combined company will increase to approximately $5.8 billion and total deposits will increase to approximately $7.2 billion.

The systems integration was completed, and the four branches of Charter Bank opened as Nicolet National Bank branches, expanding Nicolet’s presence to Western Wisconsin and Minnesota.

Mike Daniels, President and CEO of Nicolet, said, “Our team has worked hard to ensure that a complicated project plan turned into a smooth integration for our customers and the communities. What is important now is turning the promise of this merger into tangible actions that show what a good community bank can do. We will trust the people who are closest to our customers to do just that.”

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

Investor Relations & Media Contacts:
Mike Daniels, President and CEO
Jeff Gahnz, VP-Marketing and Public Relations
Phone: 920-430-1400
Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com